Exhibit 1.01
Celanese Corporation
Conflict Minerals Report

This Conflict Minerals Report (“Report”) of Celanese Corporation (the “Company” or “Celanese”) is filed pursuant to Rule 13p-1 and Form SD (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1, 2022 to December 31, 2022. The Rule provides that a company that manufactures, or contracts to manufacture, products for which the minerals specified in the Rule are necessary to the functionality or production of those products must conduct in good faith a reasonable country of origin inquiry regarding those specified minerals that is reasonably designed to determine whether any of the specified minerals originated in certain covered countries. The specified minerals are columbite-tantalite (coltan), cassiterite, gold, wolframite, and their derivatives, tantalum, tin, and tungsten (collectively, the “Conflict Minerals”). For purposes of the Rule, the “Covered Countries” are the Democratic Republic of the Congo, the Republic of Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola.

The Report relates to products that were manufactured by Celanese, or contracted to be manufactured for Celanese, for which Conflict Minerals are necessary to the functionality or production. This Report details the processes undertaken by Celanese to identify such products and determine the country of origin of the necessary Conflict Minerals. On November 1, 2022, we acquired a majority of the Mobility & Materials business of DuPont de Nemours, Inc. (“DuPont”) pursuant to a definitive transaction agreement entered into on February 17, 2022 by us, DuPont and an affiliate of DuPont (the “M&M Acquisition”). With respect to the Mobility & Materials business of DuPont, this report covers the period beginning on November 1, 2022 (when the M&M Acquisition closed) through December 31, 2022.

The Company’s Reasonable Country of Origin Inquiry

Celanese conducted, in good faith, a reasonable country of origin inquiry (“RCOI”) regarding the Conflict Minerals included in its products. Celanese determined which of its products were in-scope or potentially in-scope for compliance with the Rule by identifying product categories that may contain conflict minerals through product specifications and other information known to it. Celanese identified suppliers of such raw materials and contacted each supplier or vendor to determine if the minerals were sourced from a Covered Country or derived from scrap or recycled material. As a result of the RCOI processes, three Conflict Minerals, gold, tin and tantalum, were identified.

Gold is a component chemical of catalysts used in the manufacture of certain of the Company's products. The Company’s RCOI for the in-scope products in this category entailed (i) identifying the Company’s suppliers of, and lessors that trade in, gold used in the Company’s catalysts and (ii) obtaining certifications or written confirmations from these suppliers and lessors, each of which indicated that the Conflict Minerals obtained by the Company from the seller or lessor for use in its catalysts did not originate in any Covered Country or that the suppliers and lessors were members of the London Bullion Market Association (“LBMA”) and operate under the LBMA’s responsible sourcing program.

The Company also identified certain products manufactured by our Engineered Materials business that contain a Conflict Mineral (tin, gold, or tantalum) necessary to the production of these products. The Company identified twelve suppliers from which it sourced Conflict Minerals that were used in the manufacture of the in-scope products. The Company sent the Conflict Minerals Reporting Template (the “CMRT”) as developed by the Responsible Minerals Initiative (“RMI”) to the suppliers of the in-scope products (the “in-scope suppliers”) as part of its due diligence process. The Company received responses or certifications from each of its in-scope suppliers. As part of its due diligence on the source and chain of custody of the Conflict Minerals contained in in-scope products, the Company followed up with vendors who did not provide timely responses to its request or only provided partial information.

Some of the CMRT responses the Company received from its in-scope suppliers were made on a company level basis and did not provide detail as to source and chain of custody for the specific quantities of Conflict Minerals that were actually supplied to us. As a result, the Company does not possess sufficient information to draw definitive conclusions as to the exact smelter, country of origin, mine location or location of origin of the tin contained in our in-scope products. For all companies downstream from such suppliers (in particular those several steps removed from the original mines or smelters), it may be difficult to know the ultimate country or location of origin of the mine from which the Conflict Minerals originated. Based on the responses received from the in-scope suppliers, the Company believes that most of the Conflict Minerals that were necessary to the functionality or production of products manufactured, or contracted to be manufactured, by the Company during calendar year 2022 originated in countries other than the Covered Countries, were from recycled or scrap sources, or were validated as conflict-free by RMI.

Celanese does not directly purchase these minerals from smelters or mines, nor have any other direct relationship with them, and therefore works closely with its direct suppliers to ensure responsible sourcing of Conflict Minerals necessary to the production or functionality of its products. The Company’s supply chains with respect to these raw materials are complex, and there are many third parties in the supply chains between the ultimate manufacture of the products and the original sources of the Conflict Minerals. The identified products are in the Company’s Engineered Materials portfolio and are used in various commodity and/or industrial end-use applications.

Celanese directly contacted its raw material suppliers and received supplier declarations or completed CMRTs that denoted the Conflict Minerals used in Celanese products were either certified to be conflict free or sourced from smelters and refineries that had been audited and validated by the Responsible Minerals Assurance Process (“RMAP”). The list of smelters is included below.

Metal	Smelter Name	Country
Tin	Dowa	JAPAN
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Fabrica Auricchio	BRAZIL
Tin	Fenix Metals	POLAND
Tin	Luna Smelter, Ltd.	RWANDA
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Metallo Belgium N.V.	BELGIUM

Tin	Mineracao Taboca SA	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	Thaisarco	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Gold	Royal Canadian Mint	CANADA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA

Celanese is committed to preventing the use of Conflict Minerals that fund armed conflict in the Covered Countries. The Company’s Statement of Responsible Sourcing of Minerals is available at its website at https://www.celanese.com/en/legal/conflict-minerals-policy-and-disclosure. This Statement aligns with the Company’s Sustainable Procurement policy, which is available at its website at https://www.celanese.com/-/media/cewebjssapp/project/documents/celanese-sustainable-procurement-policy.pdfundefined. As part of its ongoing risk management and assessment program, the Company intends to take the following steps in respect of 2022: clearly communicate its sourcing expectations to potentially in-scope suppliers; continue to engage in-scope suppliers; contractually obligate all in-scope suppliers to provide information regarding source and supply chain for Conflict Minerals as a part of new agreements and contract renewals; and continue the due diligence measures described in this Report.